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                                        Exhibit 10.1






                                        December 18, 2001

Mr. Roger T. Staubach
Chairman & CEO
The Staubach Company
15601 Dallas Parkway
Suite 400
Addison, TX 75001

Dear Mr. Staubach:

           This will confirm the following agreement relating to the deferral of your director's fees in 2002.

            1.    All  director's  fees  and  retainers  ("Fees")
payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period January 1, 2002 through December 31, 2002 , will be deferred and paid to you in accordance with this letter agreement.

           2. Fees will be converted to Stock Equivalent Units in accordance with the Directors' Stock Equivalent Purchase Plan, a copy of which is attached hereto as Exhibit A (the "Plan").

           3. Within 30 days of the date when you cease to be a Director of AMR Corporation, the Stock Equivalent Units accrued pursuant to the Plan will be converted to cash and paid to you by multiplying the number of such Stock Equivalent Units by the arithmetic mean of the high and the low of AMR stock during the month when you ceased to be a Director of AMR Corporation.

           4.   AMR's obligation to make the payment pursuant  to
paragraph 3 hereof will not be released or modified by reason  of
your  death.   In  such event, the cash payment  contemplated  by
paragraph 3 will be made to Marianne Staubach.





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           If  the  foregoing  is  satisfactory  to  you,  please
indicate by signing one of the originals (two are enclosed) and returning it to me.

                                        Very truly yours,




                                        Charles D. MarLett
                                        Corporate Secretary


Accepted and agreed:





Roger T. Staubach



Date